Exhibit 99.2

Hercules Offshore, Inc. Announces Launch of Solicitation of Votes for Prepackaged Reorganization Plan

Holders of Approximately 67% in Principal Have Already Agreed to the Terms of the Plan

HOUSTON, July 13, 2015 — Hercules Offshore, Inc. (Nasdaq: HERO) (the “Company” or “Hercules”), announced today that it commenced a solicitation of votes for a prepackaged plan of reorganization from holders of its 10.25% senior notes due 2019, 8.75% senior notes due 2021, 7.5% senior notes due 2021, 6.75% senior notes due 2022, 7.375% senior notes due 2018 and 3.375% convertible senior notes due 2038 (the “Noteholders”). Votes on the prepackaged plan must be received by Prime Clerk, the Company’s voting agent, by August 12, 2015, unless the deadline is extended. The record date for voting has been set for July 13, 2015. Solicitation materials will be mailed on or about July 13, 2015 to creditors of record that are entitled to vote.

The prepackaged plan of reorganization (the “Plan”) provides that claims of trade creditors, suppliers and employees will be paid in full.

As previously disclosed, on June 17, 2015 the Company entered into a restructuring support agreement (the “Agreement”) with Noteholders who held approximately 67% of the aggregate outstanding principal amount of the Company’s notes. The terms of the consensual financial restructuring would support a substantial deleveraging transaction pursuant to which approximately $1.2 billion of the Company’s outstanding notes would be converted to 96.9% of new common equity, and $450 million in new backstop debt financing would be provided, which would fully fund the remaining construction cost of the Hercules Highlander and provide additional liquidity to fund the Company’s operations. The Company’s current shareholders, despite being substantially “out of the money” as described in the Plan, would have the opportunity to receive their pro rata portion of the remaining 3.1% of the new common equity, as well as certain warrants described in Plan and the Agreement, subject to the requirements of the Plan. The Company and the consenting Noteholders agreed to complete the restructuring through a prepackaged plan of reorganization. Assuming the Company receives the required acceptances, the Company intends to commence a prepackaged Chapter 11 case shortly after the conclusion of the solicitation period.

The Company recommends that Noteholders refer to the information and the limitations and qualifications discussed in the Solicitation and Disclosure Statement, including the attached Plan. Information contained in the Solicitation and Disclosure Statement, including the attached Plan, is subject to change, whether as a result of amendments, actions of third parties or otherwise. There can be no assurances that the Plan will be approved or confirmed pursuant to the Bankruptcy Code.

This press release is for information purposes only and is not a solicitation to accept or reject the proposed prepackaged plan of reorganization referred to herein or an offer to sell or a solicitation of an offer to buy any securities of the Company. Any solicitation or offer to sell will be made pursuant to and in accordance with the Solicitation and Disclosure Statement distributed to Noteholders and applicable law.

Noteholders seeking additional information about the balloting process may contact Prime Clerk, LLC, by phone at +1 (844) 241-2770 (Domestic, Toll Free) or +1 (929) 342-0757 (International), or by email at herculesballots@primeclerk.com. A form of the Solicitation and Disclosure Statement and Plan of Reorganization, which provides a substantial description of the proposed reorganization, can be accessed via the Internet at http://cases.primeclerk.com/hercules.

About Hercules Offshore, Inc.

Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 27 jackup rigs, including one rig under construction, and 24 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com.

Statements above that are not historical fact are forward-looking statements, including the timing of the restructuring, and its impact on our operations, customers, vendors and employees. Forward-looking statements by their nature involve substantial risks, uncertainties and assumptions, including without limitation, contract renegotiations with customers, early termination or renegotiation by customers or suppliers pursuant to contract or otherwise, government and regulatory actions and other factors described in the risks and uncertainties described in our periodic reports filed with the Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict.

Forward-looking statements related to the prepackaged plan of reorganization involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by our forward-looking statements, including but not limited to potential adverse effects related to the following: potential de-listing of our common stock on Nasdaq; potential restructuring of our outstanding debt and related effects on the holders of our outstanding common stock and notes; potential effects of the industry downturn on our business, financial condition and results of operations; potential limitations on our ability to maintain contracts and other critical business relationships; requirements for adequate liquidity to fund our operations in the future, including obtaining sufficient financing on acceptable terms; and other matters related to the potential restructuring and our indebtedness. Accordingly, you should not place undue reliance on forward-looking statements. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.